Exhibit 4.1

[Form of Face]

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS PERMANENT GLOBAL SECURITY SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

UNIVERSAL CORPORATION

PERMANENT GLOBAL SECURITY

6.250% SENIOR NOTE DUE 2014

No. 1	U.S. $100,000,000
CUSIP: 913456 AG4

This permanent global Security is one of a duly authorized issue of securities (herein called the “Securities”) of Universal Corporation, a Virginia corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), unlimited in aggregate principal amount, issued and to be issued in one or more series under an indenture dated as of February 1, 1991 between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture (as hereinafter defined)), to which indenture and all indentures supplemental hereto (the indenture as supplemented being herein called the “Indenture”) reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This permanent global Security is one of the series of Securities designated on the face hereof, of an aggregate initial principal amount of One Hundred Million United States Dollars (as adjusted from time to time in accordance with the terms and provisions hereof and as set forth on Schedule A hereto, the “Principal Amount”), with the Interest Payment Dates, date of original issuance, and date of Maturity specified herein and bearing interest on said Principal Amount at the interest rate specified herein.

The Company, for value received, hereby promises to pay to Cede & Co., or registered assigns, the Principal Amount hereof on December 1, 2014, and to pay interest thereon, from November 19, 2009, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if the date of this permanent global Security is an Interest Payment Date to which interest has been paid or duly provided for, then from the date hereof semi-annually in arrears on June 1 and December 1 in each year commencing June 1, 2010, and at Maturity, at the rate of 6.250% per annum, until the principal hereof is paid or duly made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this permanent global Security or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid to the Person in whose name this permanent global Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee for the payment of such Defaulted Interest, notice whereof shall be given to the Holder of this permanent global Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in such Indenture.

This permanent global Security is exchangeable in whole or from time to time in part for definitive Registered Securities of this series only as provided in this paragraph. If (x) The Depository Trust Company (“DTC”) notifies the Company that it is unwilling or unable to continue as U.S. Depository for this permanent global Security or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (y) the Company executes and delivers to the Trustee a Company Order providing that this permanent global Security shall be so exchangeable or (z) there shall have happened and be continuing an Event of Default or any event which, after notice or lapse of time, or both, would become an Event of Default with respect to the Securities of the series of which this permanent global Security is a part, this permanent global Security or any portion hereof shall, in the case of clause (x) above, be exchanged for definitive Registered Securities of this series, and in the case of clauses (y) and (z) above, be exchangeable for definitive Registered Securities of this series, provided that the definitive Securities so issued in exchange for this permanent global Security shall be in authorized denominations and be of like tenor and of an equal aggregate principal amount as the portion of the permanent global Security to be exchanged, and provided further that, in the case of clauses (y) and (z) above, definitive Registered Securities of this series will be issued in exchange for this permanent global Security, or any portion hereof, only if such definitive Registered Securities were requested by written notice to the Trustee by or on behalf of a Person who is a beneficial owner of an interest hereof given through the Holder hereof. Any definitive Registered Securities of this series issued in exchange for this permanent global Security, or any portion hereof, shall be registered in the name or names of such Person or Persons as the Holder hereof shall instruct the Trustee. Except as provided above, owners of beneficial interests in this permanent global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders thereof for any purpose under the Indenture.

Any exchange of this permanent global Security or portion hereof for one or more definitive Registered Securities of this series will be made at the New York office of the Trustee. Upon exchange of any portion of this permanent global Security for one or more definitive Registered Securities of this series, the Trustee shall endorse Schedule A of this permanent global Security to reflect the reduction of its Principal Amount by an amount equal to the aggregate principal amount of the definitive Registered Securities of this series so issued in exchange, whereupon the Principal Amount hereof shall be reduced for all purposes by the amount so exchanged and noted. Except as otherwise provided herein or in the Indenture, until exchanged in full for one or more definitive Registered Securities of this series, this permanent global Security shall in all respects be subject to and entitled to the same benefits and conditions under the Indenture as a duly authenticated and delivered definitive Registered Security of this series.

Except as provided in the next paragraph, neither the Holder of this permanent global Security nor any beneficial owner of any portion of this permanent global Security shall be entitled to receive payment of accrued interest hereon until this permanent global Security or the relevant portion hereof has been exchanged for one or more definitive Registered Securities of this series, as provided herein and in the Indenture.

The principal and any premium or interest in respect of any portion of this permanent global Security payable in respect of an Interest Payment Date or at the Stated Maturity thereof, in each case occurring prior to the exchange of such portion for a definitive Registered Security or Securities of this series, will be paid, as provided herein, to the Holder hereof which will undertake in such circumstances to credit any such principal, premium and interest received by it in respect of this permanent global Security to the respective accounts of the Persons who are the beneficial owners of such interests on such Interest Payment Date or at Stated Maturity. If a definitive Registered Security of this series is issued in exchange for any portion of this permanent global Security after the close of business at the office or agency where such exchange occurs on (i) any Regular Record Date and before the opening of business at such office or agency on the relevant Interest Payment Date, or (ii) any Special Record Date and before the opening of business at such office or agency on the related proposed date for payment of Defaulted Interest, interest or Defaulted Interest, as the case may be, will not be payable on such Interest Payment Date or proposed date for payment, as the case may be, in respect of such Registered Security, but will be payable on such Interest Payment Date or proposed date for payment, as the case may be, only to the Holder hereof, and the Holder hereof will undertake in such circumstances to credit such interest to the account of the Person who was the beneficial owner of such portion of this permanent global Security on such Regular Record Date or Special Record Date, as the case may be.

Payment of the principal of (and premium, if any) and any such interest on this permanent global Security will be made the office or agency of the Company maintained for that purpose, pursuant to the Indenture, which shall initially be the office of The Bank of New York Mellon Trust Company, N.A., located at 2 North LaSalle Street, Chicago, Illinois 60602, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt; provided, however, that payments to DTC will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Reference is hereby made to the further provisions of this permanent global Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, or its successors thereunder, by the manual signature of one of its authorized officers, this permanent global Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:	UNIVERSAL CORPORATION

[Seal]
By:
Name:
Title:
Attest:

Secretary

This is one of the Securities of a series issued under the Indenture described herein.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee

By:
Authorized Signatory

[Form of Reverse of Security]

The Securities of this series (including this permanent global Security and the interests represented hereby) are subject to redemption at any time and from time to time, as a whole or in part, at the election of the Company, in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof at a Redemption Price equal to the greater of:

•	100% of the principal amount of the Securities being redeemed, plus accrued and unpaid interest to the Redemption Date; and

•

as determined by an Independent Investment Banker (as defined below), the sum of the present values of the Remaining Scheduled Payments (as defined below) on the Securities being redeemed, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus accrued and unpaid interest to the Redemption Date.

Notwithstanding the foregoing, installments of interest on the Securities that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the relevant Interest Payment Date to the Holders as of the close of business on the Regular Record Date immediately preceding such Interest Payment Date.

The Company shall mail notice of a redemption not less than 30 days nor more than 60 days before any Redemption Date to the Trustee and Holders of Securities to be redeemed. Once notice of redemption is mailed, the Securities called for redemption will become due and payable on the Redemption Date and at the applicable redemption price, plus accrued and unpaid interest to the Redemption Date.

If the Company elects to redeem less than all the Securities, not more than 60 days prior to the Redemption Date, the Trustee will select the particular Securities to be redeemed pro rata, by lot or by another method the Trustee deems fair and appropriate. Unless there is a default in payment of the redemption amount, on and after a Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption.

“Treasury Rate” means the rate per year equal to:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue (as defined below); provided that if no maturity is within three months before or after the maturity date for the Securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

•	if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that Redemption Date.

The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

“Comparable Treasury Price” is:

•

the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the third Business Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” or

•	if such release (or any successor release) is not published or does not contain such prices on such Business Day:

•	the average of the Reference Treasury Dealer Quotations (as defined below) for that Redemption Date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) that the Company may appoint.

“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc. (and its successors), J.P. Morgan Securities Inc., and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer as determined from time to time by the Company. If, however, any of them shall cease to be a primary U.S. Government securities dealer in New York City, the Company shall substitute another nationally recognized investment banking firm that is such a dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third Business Day preceding the Redemption Date.

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal of and interest on each Security to be redeemed that would be due after the related

Redemption Date but for such redemption. If the Redemption Date is not an Interest Payment Date with respect to the Security being redeemed, the amount of the next succeeding scheduled interest payment on the Security being redeemed will be reduced by the amount of interest accrued thereon to that Redemption Date.

Upon the occurrence of a Change of Control Triggering Event with respect to the Securities, unless the Company has exercised its right to redeem the Securities as described above, each Holder of Securities will have the right to require the Company to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Securities pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Securities on the relevant record date to receive interest due on the relevant Interest Payment Date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs, or at the option of the Company, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall send, by first class mail, a notice to each Holder of Securities, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

•	accept or cause a third party to accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

•

deliver or cause to be delivered to the Trustee the Securities accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

The Company is not required to make a Change of Control Offer if a third party involved in the applicable Change of Control makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such in the Securities and such third party purchases all the Securities properly tendered and not withdrawn under its offer.

The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Securities, the Company shall comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Securities by virtue of any such conflict.

For purposes of this provision:

“Change of Control” means the occurrence of any one of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the Board of Directors of the Company cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Current Ratings Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) of such definition if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

•	was a member of such Board of Directors on the date of the issuance of the Securities; or

•

was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Current Ratings Event” means, on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following the consummation of such Change of Control (which Trigger Period will be extended following the consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change), (i) the notes are downgraded by either Rating Agency and (ii) as a result of such downgrade the notes cease to be rated Ba2 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the Indenture.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Except as otherwise provided herein, the Securities of this series (including this permanent global Security and the interests represented hereby) are not subject to any sinking fund and are not subject to redemption at the option of the Company prior to maturity.

The provisions of Article Fourteen of the Indenture apply to Securities of this series.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series (including this permanent global Security and the interests represented hereby) may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and any interest on the Securities of this series (including this permanent global Security and the interests represented hereby) shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected and any related coupons under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series and affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding on behalf of the Holders of all Securities of such series to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this permanent global Security shall be conclusive and binding upon such Holder and upon all future Holders of this permanent global Security and the Persons who are beneficial owners of interests represented hereby, and of any Security issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this permanent global Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or any interest on this permanent global Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this permanent global Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and any interest on this permanent global Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of Registered Securities of the series of which this permanent global Security is a part may be registered on the Security Register of the Company, upon surrender of such Securities for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and any interest of such Securities are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange of Securities as provided above, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of a Registered Security (including this permanent global Security) for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Security is registered as the owner thereof for all purposes, whether or not such Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series of which this permanent global Security is a part are issuable only in registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

Each Security of this series (including this permanent global Security) shall be dated the date of its authentication.

Notwithstanding anything in the Indenture or in the terms of this Security to the contrary, the exchange of this permanent global Security or any portion hereof for one or more definitive Registered Securities of this series will be subject to satisfaction of the provisions of the United States tax laws in effect at the time of the exchange. Neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be required to exchange this permanent global Security or any portion hereof for one or more definitive Registered Securities of this series if (i) as a result thereof and in the Company’s judgment, the Company would incur adverse consequences under then applicable United States Federal income tax laws and (ii) in the case of the Trustee or any agent of the Company or the Trustee, the Company shall have delivered to such Person an Officer’s Certificate and an Opinion of Counsel as to the matters set forth in clause (i) above.

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this permanent global Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

SCHEDULE A

SCHEDULE OF EXCHANGES